UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2013

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On April 9, 2013 (the “Closing Date”), Ignite Restaurant Group, Inc. (“we,” “us,” “our” or “the Company”) entered into an Amended and Restated Credit and Security Agreement (the “New Credit Agreement”), with a syndicate of commercial banks and other financial institutions party, as lenders, KeyBank National Association, as joint lead arranger, joint book runner and administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book runner and Bank of America, N.A., as syndication agent, which amends and restates in its entirety the credit agreement entered into on October 29, 2012 (the “Original Credit Agreement”).

The New Credit Agreement provides for a $100 million five-year senior secured revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit sub-facility of $15 million (increased from $10 million under the Old Credit Agreement) and a swing line sub-facility of up to $15 million. The New Credit Agreement also provides for a five-year senior secured term loan facility in an aggregate principal amount of $50 million (the “Term Loan Facility”).

Immediately prior to the execution of the New Credit Agreement, we had $45 million of borrowings under the Revolving Credit Facility. We expect to use the proceeds from the Term Loan Facility to finance a portion of the Acquisition (as defined below).

We have the right, but not the obligation, to increase the commitment under the Revolving Credit Facility or add an additional term loan facility by an aggregate amount not to exceed $50 million, provided that no event of default has occurred and is continuing or would result therefrom.

The initial interest rate for borrowings under the Revolving Credit Facility and the Term Loan will be at the London Interbank Offered Rate (“LIBOR”) plus a margin of 3.50%, or the Base Rate (as defined in the New Credit Agreement) plus a margin of 2.50%, as we may elect. Thereafter, the applicable margins are subject to adjustment based on our Maximum Leverage Ratio (as defined below), as determined on a quarterly basis, with the margins ranging from 1.25% to 4.25% on LIBOR based loans, and from 0.25% to 3.25% on Base Rate based loans. In addition, we are required to pay commitment fees on the unused portion of the Revolving Credit Facility, and swing line loans will not constitute usage.  The commitment fee rate is initially 0.50% per annum, and is also subject to adjustment thereafter based on our Maximum Leverage Ratio, with the rates ranging from 0.20% to 0.50%.

The principal amount of the Term Loan is payable in consecutive quarterly installments, commencing on September 30, 2013, with the balance thereof payable in full on the fifth anniversary of the Closing Date. The Revolving Credit Facility will mature and all amounts outstanding thereunder will be due and payable on the fifth anniversary of the Closing Date.

Similar to the Old Credit Agreement, the New Credit Agreement contains customary covenants regarding, among other matters, the maintenance of insurance, the preservation and maintenance of our corporate existence, material compliance with laws and the payment of taxes and other material obligations. The New Credit Agreement also contains financial covenants including a leverage ratio (“Maximum Leverage Ratio”) of rent adjusted debt to EBITDAR (earnings before interest, taxes, depreciation and amortization expense and rent expense, plus certain additional addbacks more particularly specified in the New Credit Agreement), and a minimum fixed charge coverage ratio, as described in the New Credit Agreement (the “Minimum Fixed Charge Coverage Ratio”). These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The New Credit Agreement allows for a Maximum Leverage Ratio of (i) 5.50x through December 29, 2013, (ii) 5.25x from December 30, 2013 through June 29, 2014, (iii) 5.0x from June 30, 2014 through December 28, 2014 and (iv) 4.75x thereafter. The New Credit Agreement allows for a Minimum Fixed Charge Ratio of 1.35x through December 29, 2013 and 1.50x thereafter. Furthermore, similar to the Old Credit Agreement, the New Credit Agreement

contains covenants which, among other things, limit our ability, and that of our subsidiaries (subject to certain exceptions), to:

•                  incur additional indebtedness;

•                  create liens on our or our subsidiaries’ assets;

•                  make certain investments, guarantees or loans;

•                  merge, consolidate or otherwise dispose of assets other than in the ordinary course of business;

•                  make acquisitions other than the Acquisition (as defined below);

•                  pay dividends or make other restricted payments;

•                  enter into sale-leaseback transactions; and

•                  enter into transactions with our or their affiliates.

The New Credit Agreement includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant or agreement, inaccurate or false representations or warranties, a default on other material indebtedness, insolvency or bankruptcy, a change of control and the occurrence of certain ERISA events and other judgments against the Company.

The New Credit Agreement is guaranteed by each of our subsidiaries and secured by a perfected first priority security interest in substantially all of our and such subsidiaries’ present and future assets and a perfected first priority lien on the capital stock or other equity interests of our direct and indirect subsidiaries.

The foregoing description of the New Credit Agreement is a general description and is qualified in its entirety by reference to the New Credit Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

First Amendment to the Purchase Agreement

As previously announced, on February 6, 2013, we entered into a Purchase Agreement (the “Purchase Agreement”) with Mac Parent LLC (“Mac Parent”), Restaurant Holdings LLC - Series A (“Holdings”), Brinker Services Corporation (“Brinker”) and Mac Management Investors LLC (“Mac Management Investors” and, together with Holdings and Brinker, the “Sellers”), pursuant to which we agreed, upon consummation, to acquire, directly or indirectly, all of the issued and outstanding equity interests of Mac Parent (the “Acquisition”).  Mac Parent and its subsidiaries are in the business of operating (and franchising the right to operate) Romano’s Macaroni Grill Restaurants.

On April 8, 2013, we entered into the First Amendment to the Purchase Agreement (the “First Amendment”) with Holdings, as Sellers’ representative. The First Amendment sets forth certain post-closing adjustments with respect to certain receivables of Mac Parent (the “Receivables”). The net impact of the First Amendment reduced the cash consideration paid at closing of the Acquisition by approximately $2.4 million in exchange for the continuation of the Sellers’ rights to the Receivables, if and when collected, for a specified period of time, as described in the First Amendment.

The foregoing description of the First Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 1.02.     Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 related to the Old Credit Agreement and New Credit Agreement is incorporated into this Item 1.02 by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On April 9, 2013, the Company completed the Acquisition. Pursuant to the terms of the Purchase Agreement and the First Amendment, the Company acquired, directly or indirectly, all of the issued and outstanding equity interests of Mac Parent. The aggregate purchase price paid by the Company at closing was approximately $54.1 million, reflecting estimated working capital and other pre-closing adjustments. The final purchase price remains subject to additional working capital and other post-closing adjustments.

The foregoing description of the Purchase Agreement and First Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and First Amendment. The Purchase Agreement is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2013 and incorporated herein by reference. The First Amendment is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.03.                Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 related to the New Credit Agreement is incorporated into this Item 2.03 by reference.

Item 8.01.     Other Events.

On April 9, 2013, the Company announced the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date the Item 2.01 disclosure on this Form 8-K must be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date the Item 2.01 disclosure on this Form 8-K must be filed.

(d) Exhibits

2.1	First Amendment to the Purchase Agreement, dated as of April 8, 2013, by and between Ignite Restaurant Group, Inc. and Restaurant Holdings LLC - Series A (on behalf of the Sellers).
99.1	Press Release of Ignite Restaurant Group, Inc. dated April 9, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 11, 2013

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Michael J. Dixon
Michael J. Dixon
President and Chief Financial Officer